A.B. BROWN
COAL SUPPLY AGREEMENT

THIS COAL SUPPLY AGREEMENT (“Agreement”) is entered into effective the 1st day of January, 2009, between VECTREN FUELS, INC., an Indiana corporation (“Seller”), whose principal business address is One Vectren Square, Evansville, Indiana 47708, and SOUTHERN INDIANA GAS AND ELECTRIC COMPANY d/b/a VECTREN POWER SUPPLY, INC.  (“Buyer”), whose principal business address is One Vectren Square, Evansville, Indiana 47708.

WITNESSETH, That:

WHEREAS, Buyer desires to secure to the extent of the quantities and for the period hereinafter stated, a supply of bituminous coal of the quality hereinafter set forth, for use in its A.B. Brown generating plant (“Plant”); and

WHEREAS, Seller represents that it is experienced in the commercial production and preparation of coal and that it owns, has leased, or controls the hereinafter mentioned reserves of bituminous coal which are assigned to its Cypress Creek, Prosperity and Oaktown Mines (“Seller’s Mines” or “Mines”); and

WHEREAS, Seller desires to sell coal to Buyer and Buyer desires to buy coal from Seller, upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller agrees to sell and deliver coal to Buyer and Buyer agrees to purchase and accept delivery of coal from Seller, pursuant to the terms and conditions set forth as follows:

ARTICLE I
AGREEMENT OF SALE AND PURCHASE

1.1           Sale and Purchase; Source of Coal.   Seller agrees to sell and Buyer agrees to purchase, the quantity and quality of coal specified herein, on the terms and subject to the conditions hereinafter set forth.  The source of coal to be supplied under this Agreement shall be the Seller’s Mines.  Alternate Source Coal, as defined hereinafter, may be supplied by Seller, subject to the provisions of Section 6.5 of this Agreement.

1.2           Dedication of Reserves.  Seller represents that it owns or has leased, and will dedicate and set aside for this Agreement, such quality and quantity of coal reserves at Seller’s Mines, as are required for full performance of Seller’s obligations hereunder.  Seller represents and warrants that it has the legal right to mine and sell such coal reserves.  Seller will not sell, nor contract to sell to others, coal from said reserves in such quantity as to jeopardize Seller’s ability to deliver the total quantity of coal Seller is obligated to deliver to Buyer under this Agreement.

1.3           Annual Delivery Plan.  Seller has dedicated and set aside for this Agreement such quality and quantity of coal reserves at Seller’s Mines as are required for full performance of Seller’s obligations hereunder.  Seller warrants that such reserves are assigned to Seller’s Cypress Creek, Prosperity and Oaktown Mines.  Because the availability of coal may vary from each of Seller’s Mines during certain periods, Buyer and Seller hereby agree, on an annual basis, to meet to discuss, coordinate, and agree to a plan (“Annual Delivery Plan”) for the delivery of coal to Buyer’s Plant.  The Annual Delivery Plan shall specify the source and volumes from each source to be delivered to the Plant under this Agreement.  Transportation charges for delivering coal to Buyer’s Plant from either of Seller’s Mines shall be determined in Accordance with Section 4.1 and Section 6.5.  When developing the Annual Delivery Plan, every attempt shall be made to deliver coal to Buyer in accordance with Buyer’s instructions.  Coal delivered according to the Annual Delivery Plan shall also meet the coal quality specifications outlined in Exhibit A.

1.4           Title and Risk of Loss.  The sale of coal under this Agreement shall occur, and ownership and risk of loss shall pass from Seller to Buyer, upon delivery of the coal at the Plant.

1.5
Opening of Oaktown Mine.  Buyer acknowledges that Seller’s Oaktown Mine is still in the construction/development phase, that the Oaktown Mine is not forecast to commence production until May 2009, or be operating at full capacity (250,000 tons/mo.) until the first quarter of 2010, that Seller’s ability to deliver coal from Seller’s Oaktown Mine in the full quantities contemplated under the 2009 Annual Delivery Plan is contingent upon Seller’s Oaktown Mine phasing in 2009 monthly production, commencing May, 2009, at the following monthly rates (in 000’s):

May                   63
June                   83
July                109
August                      145
                September                 145
                October                      146
                November                  219
                December                  219

Seller’s ability to deliver coal at the contemplated levels in 2010 and thereafter is contingent upon the Oaktown Mine operating at its projected full capacity from and after January, 2010.  Seller shall use commercially reasonable efforts to complete the construction/development of the Oaktown Mine, so that the same is operational to facilitate mining and delivery of coal as contemplated by the 2009 Annual Delivery Plan.  Nonetheless, Buyer agrees that Seller shall have no liability under this Agreement, notwithstanding any provision to the contrary, for failure to deliver the full quantities of coal from Seller’s Oaktown Mine as contemplated by the 2009 Annual Delivery Plan to the extent applicable to delays in the opening or full operation of, or failure to open, the Oaktown Mine so long as Seller has used commercially reasonable efforts to accomplish the same.  In years subsequent to 2009,  in the event Seller is unable to deliver the full quantities of coal as contemplated in the then effective Annual Delivery Plan, or if Seller is unable to provide an acceptable Annual Delivery Plan meeting the volumes contemplated hereunder, due to delays in the opening or full operation of, or failure to open, Seller’s Oaktown Mine, the termination provisions of Section 9.2, Force Majeure, shall apply, whether or not such failure to open or operate at full production would otherwise constitute a Force Majeure.

Commercially reasonable efforts mean efforts equivalent to those that would be exercised by an owner/operator of a mine/mining facility of similar size and complexity to the Oaktown Mine acting in good faith and in a commercially reasonable manner.

ARTICLE II
TERM

2.1           Term.  The term of this Agreement shall commence on January 1, 2009, and shall continue until and including December 31, 2014 (the “Term”).  Provided, however, Buyer and Seller agree only the first two (2) years of the price per ton of coal commencing on January 1, 2009 and continuing until and including December 31, 2010 (“Pricing Period”) shall be specified in this Agreement.  Pricing for years 2011, 2012, 2013 and 2014 of this Agreement shall be determined in accordance with Section 4.4, Price.  No suspension of an obligation under this Agreement by reason of Force Majeure shall extend the Term of this Agreement, except upon mutual agreement of Seller and Buyer.

ARTICLE III
QUANTITY

3.1           Quantity.  Seller shall sell and deliver, and Buyer shall purchase and accept delivery of, coal at the Plant in the following amounts during the Term of this Agreement:

      Tonnage                      Tons/month                     Maximum tons/month
Year 1 (2009)                                           1,000,000                      84,000                                95,000
Year 2 (2010)                                           1,000,000                      84,000                                95,000
Year 3 (2011)                                           1,000,000                      84,000                                95,000
Year 4 (2012)                                           1,000,000                      84,000                                95,000
Year 5 (2013)                                           1,000,000                      84,000                                95,000
Year 6 (2014                                           1,000,000                      84,000                                95,000

Buyer may adjust the tonnage to be delivered in any year to any amount within a range of fifteen percent (15%) more or less than the tons specified for delivery in a particular year, it being understood that any such adjustment may be made only upon fifteen (15) days advance notice to Seller.  Unless otherwise agreed by Buyer at least twenty-four (24) hours in advance, no daily delivery of coal shall exceed 2,000 tons.

ARTICLE IV
PRICE ADJUSTMENT; QUALITY PRICE ADJUSTMENT; GOVERNMENT IMPOSITION; RIGHT OF FIRST REFUSAL; INVOICING AND PAYMENT

4.1           Price Adjustment.    The Pricing Period for the Term of this Agreement shall be years 2009-2010.  The price per ton and MMBTU, F.O.B. mine, for the Pricing Period shall be as listed below:

       PRICE
Year                                $/Ton                                $/MMBTU
2009                                $56.50                                $2.5682
2010                                $58.76                                $2.6709

In addition to the F.O.B. mine prices above, there will also be per ton transportation charges to deliver the coal to the Plant.  For shipments by truck, the transportation charges will include the base transportation rates as set forth in Seller’s September 16, 2008 Offer to Buyer plus a fuel surcharge which shall be adjusted on a monthly basis to adjust for fluctuations in the price of diesel fuel.  The transportation adjustment charge made by Seller shall be identical to the transportation adjustment charge made by Seller’s contract carrier under the contract carrier’s Coal Hauling Contract with Seller.  For shipments by rail, the transportation charges will include the base transportation rate as set forth in Seller’s September 16, 2008 Offer to Buyer plus a fuel surcharge, if any, to adjust for fluctuations in the price of fuel above or below the level of fuel cost included in the base transportation rate.

The prices shall be adjusted (upward or downward, as the case may be) for changes in Seller’s cost which are prudently incurred and paid in connection with Mine production, sale, processing, reclamation and loading of the coal due to a change or changes after January 1, 2009 in local, state and federal laws or regulations, or verifiable changes by a government body (having competent jurisdiction over the subject matter) in the interpretation of existing laws or regulations (but excluding laws relating to income taxes, real and personal property taxes; provided, however, any other taxes, including, but not limited to severance, carbon or labor related taxes, such as unemployment, social security, black lung and worker’s compensation shall be included).  Seller shall exercise all reasonable efforts to minimize its costs attributable to such changes in laws or regulations.  Any claim by Seller for an increase in price due to a change in costs caused by a change in laws or regulations (as permitted above), shall be net of any benefits, credits, deductions, depletion allowances, or other reductions in costs allowed or allowable which become available to Seller in connection with the Mine production, sale, processing, reclamation and loading of coal due to a change or changes after January 1, 2009 in local, state, and federal laws or regulations, or verifiable changes by the government body (having competent jurisdiction over the subject matter).  Any such claim shall be made within 90 days of when such change in costs occurs, shall be fully supported by Seller’s accounting records and other documents establishing the basis for the change as soon as reasonably practicable, and is subject to Buyer’s audit.

4.2           Quality Price Adjustment.     If coal delivered hereunder varies from the Coal Quality Specifications plus the penalty threshold amounts identified in Exhibit A but Buyer does not exercise its rejection right under Section 6.2, Coal quality adjustments pursuant to this Section 4.2 shall be made decreasing the contract price of the coal to compensate for variations in the “as received” monthly weighted average Ash and SO2 content including the penalty threshold amounts of such coal as set forth in the Coal Quality Specifications in Exhibit A.  The term “as received” for purposes of this Agreement shall have that meaning defined in specifications promulgated by the American Society for Testing and Materials (“ASTM”).

A.
Ash Contract Price Adjustment.  There shall be no Ash Contract Price adjustment increasing the contract price per ton of coal if the “as received” monthly weighted average ash content in such coal is equal to or less than the ash content set for in the Coal Quality Specifications in Exhibit A.

If the “as received” weighted average ash content of coal in any month is greater than the ash content plus the penalty threshold amount as both are set forth in the Coal Quality Specifications in Exhibit A, an adjustment decreasing the contract price per ton of coal shall be calculated according to Exhibit B.

B.
SO2 Contract Price Adjustment. There shall be no SO2 contract price adjustment increasing the contract price per ton of coal if the “as received” monthly weighted average SO2 content in such coal is equal to or less than the SO2 content set for in the Coal Quality Specifications in Exhibit A.

If the “as received” weighted average SO2 content of coal in any month is greater than the SO2 content plus the penalty threshold amount as both are set forth in the Coal Quality Specifications in Exhibit A, an adjustment decreasing the contract price per ton of coal shall be calculated according to Exhibit B.

4.3           Government Imposition.  “Government Imposition” means taxes, fees, or increases in Seller's operating costs resulting from any newly adopted, promulgated, ordered, released, approved, enacted or amended statute, regulation, rule, interpretation, decision, requirement (including without limitation mine permit requirements and other regulatory requirements), standard or method (collectively, "Requirements") imposed by any federal, state or local government or government agency upon the mining, production, severance, preparation or sale of Coal hereunder, including, but not limited to carbon tax, severance taxes or fees on Coal produced or sold hereunder such as but not limited to black lung tax, abandoned mine land fee, and any other state or federal impositions imposed on a per ton basis or by reference to the mining, production, severance, preparation or sale of coal, and ad valorem taxes on Seller’s land, improvements, machinery, equipment and the like as well as increases in Seller's taxes, fees or operating costs incurred as a result of a change after the Effective Date in any such Requirements related to mine safety or otherwise related to the manner and method of mining, production, severance, preparation or sale of Coal hereunder.  The term does not include federal or state income taxes; employee benefits or payroll taxes of general application such as employer’s Social Security, unemployment or worker’s compensation taxes or payments; any civil or criminal money fine or penalty imposed as the result of failure to comply with any Law; or increases in operating costs not related to any new or changed Requirements.

Adjustment to the Contract Price shall be made for changes in Seller’s costs per Ton of Coal sold hereunder caused directly by increased or decreased Governmental Impositions adopted, promulgated, ordered, released, approved, or enacted after the Effective Date.  Seller shall give prompt notice to Buyer of the amount of any such increased or decreased cost per Ton of Coal sold hereunder incurred by reason of a change of Governmental Imposition along with detailed documentation of such amount which shall be supported by Seller’s accounting records and other documents establishing the basis for the change which are subject to Buyer’s audit.

In the event of an increase in cost, Seller in such notice further shall indicate the increase in Contract Price that Seller will require which increase may not exceed the increase in Seller’s cost caused by Governmental Impositions enacted or otherwise effective after the Effective Date.  Within thirty (30) Days of receipt of such notice of increase in cost, Buyer will give notice (“Buyer’s Notice”) that Buyer at its option will either pay the requested increased Contract Price or will terminate this Agreement as of the date that is the effective date of such change in Government Regulation or thirty (30) days from Buyer’s Notice, whichever is later.  Upon receipt of a Buyer’s Notice electing termination, Seller shall have the option of rescinding its increase in the Contract Price per the applicable change in Government Impositions, in which case this Agreement shall not terminate but shall continue in full force and effect.

In the event of a decrease in cost, the Contract Price will be decreased by an amount equal to the decrease in Seller’s cost caused by Governmental Impositions enacted after the Effective Date.  If there are both increases and decreases in cost, such increases and decreases shall be netted one against the other.

Notwithstanding any other provision of this Section 4.3, there shall be no change in the Contract Price as a result of any noncompliance with any Government Impositions, or any civil or criminal fines or penalties imposed for failure to comply with any Governmental Imposition currently existing or hereafter enacted.  Additionally, adjustments to the Contract Price shall be made hereunder only if the adjustment is allocated evenly to all coal that is produced from Seller’s Mines, so that Buyer is allocated only its proportionate share of such cost.

Any adjustment to the Contract Price under this Section 4.3 will be effective as of the date the change in Governmental Imposition is effective.

4.4           Right of First Refusal.  The Parties agree to negotiate in good faith, during the period from April 1, 2010 to June 30, 2010, a new price and specifications for coal quality for the supply of coal for years three (3), four (4), five (5) and six (6).  Buyer shall have the right, but not the obligation, to agree to the negotiated price and specifications for coal quality and continue receipt of the Agreement quantity during years 2011, 2012, 2013 and 2014.  In the event Buyer and Seller are unable to agree on a price and/or coal quality specifications for years 2011, 2012, 2013 and 2014 by June 30, 2010, this Agreement shall expire December 31, 2010 unless otherwise agreed in writing by the parties.

4.5           Invoicing.  Seller shall invoice Buyer weekly on a $ per MMBTU basis, the calculation of which shall be based on the weekly average of the “as received” coal at the Plant.  Invoices shall be electronically delivered to Buyer promptly after the last shipment of the pertinent period once corresponding quality data has been accumulated.

4.6           Payment.  Buyer shall mail payment within ten (10) days following Buyer’s receipt of Seller’s invoices.  In the event that Buyer does not make payment in accordance with the terms of this Agreement, then delinquent payments shall bear interest at the prime rate of interest reported in the “Money Rates” section of “The Wall Street Journal” (the “Prime Rate”), as of the first day of any such delinquency.

4.7           Errors or Omissions.  In the event that any Seller’s invoice can be demonstrated by Buyer to contain a material error or omission which unavoidably delays Buyer’s ability to process payment of such invoice in a timely manner, Seller shall extend the payment due date for the portion of the invoiced amount which is affected, by the same number of days (from the time Buyer first notified Seller of the error or omission) as it takes Seller to provide the corrected or additional data required by Buyer.

4.8           Disputed Amount.  If Buyer disagrees with the amount of any invoice for reasonable cause, Buyer shall promptly notify Seller by facsimile transmission, followed promptly by written confirmation which shall set forth the basis for such disagreement, so that the dispute may be resolved before the payment due date.  If any portion of an invoice is not reconciled prior to the payment due date, the undisputed amount shall be paid when due and the disputed portion shall be held in abeyance until the dispute is resolved.  Buyer may, at its option, pay the disputed portion of any invoice without thereby waiving its right to contest such disputed portion of the invoice.  Upon final resolution of the dispute, any adjustment due either Buyer or Seller shall bear interest at the Prime Rate in effect as of the date upon which Buyer notifies Seller of the existence of a dispute.

ARTICLE V
QUALITY

5.1           Quality; Specifications.   The coal supplied under this Agreement shall meet the quality specifications set forth on Exhibit A on an “as received” basis.  The coal supplied under this Agreement shall be raw coal, crushed to two (2) inch maximum top size, and shall be substantially free of impurities, such as bone, slate, rock, wood, tramp metal, and mine debris.  In the event that the coal supplied hereunder contains non-authorized components, Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, liabilities, damages, fines, penalties, costs and expenses, including reasonable attorney fees, that Buyer may incur as a result of any non-conforming coal delivered hereunder.  Such indemnification shall include, but shall not be limited to, any costs, fines and penalties associated with environmental remediation incurred by Buyer.

Seller recognizes that Buyer must comply with applicable state and federal environmental regulations, including sulfur and particulate standards, and that Buyer is required to receive a substantially uniform coal quality on a day-to-day basis in order to comply with such regulations.  Seller agrees to carefully utilize proper mining techniques and procedures, and to properly maintain and operate the preparation plant at the Mine, so as to minimize day-to-day deviations in quality.

5.2           Weights.  The weight of the coal delivered hereunder shall be determined by Buyer on the basis of certified scales maintained at the Plant.  Empty and full truckload weights shall be ascertained for each truckload delivery of coal.  Buyer shall furnish to Seller the weight of each shipment of coal to be received by Buyer within twenty-four (24) hours after delivery to the Plant.

5.3           Sampling and Analysis.                                                      Each daily shipment of coal shall be sampled and analyzed within twenty-four (24) hours of delivery to the Plant.  Such analysis of the coal designated for delivery to Buyer shall be undertaken as a “quick analysis” by an independent laboratory acceptable to Buyer.  Seller shall furnish the results of such analysis by facsimile transmission to A.B. Brown Power Plant at (812) 985-9656, within twenty-four (24) hours of delivery to the Plant. Such analyses shall govern for the purposes of determining compliance with the quality specifications required under this Agreement, except as otherwise provided herein below:

A.
All sampling and analysis shall meet ASTM Standards. Seller shall retain sample splits at Seller’s Mine for a period of ninety (90) days.  Upon Buyer’s request, the retained sample split shall be sent to an independent laboratory for analysis and the results of such analysis shall govern as to the quality of the coal shipment as to which such sample pertains.

B.	Sampling and analysis shall be performed on not greater than 2,000 ton batches.

C.
If it is determined that samples have been obtained incorrectly, Seller and Buyer shall attempt to determine the effect, if any, on quality determinations as the same may apply to the price for coal paid by Buyer with respect to samples previously used by Buyer and Seller in their analyses.  If required, a reasonable adjustment shall be made in amounts invoiced and payments made to compensate for any differences in the gross calorific value of coal tested versus that of the coal which should have been tested.  If it is determined that sample analyses are in error, whether due to improper preparation of samples to be analyzed, faulty analytical equipment, or faulty laboratory methods, an appropriate adjustment shall be made in amounts invoiced and payments made to correct for errors in gross calorific values determined by the sample analyses.  However, no adjustment hereunder shall be retroactive for a period in excess of ninety (90) days prior to either (i) the date that either party first questioned in writing the correctness of the sampling procedures or the accuracy of the sample analyses, or (ii) the date that the inaccuracy was first determined, whichever was the earlier date.

D.
Coal not complying with the quality specifications set forth herein will not be accepted by Buyer unless authorized prior to shipment.  At the option of the Buyer, acceptance of non-conforming coal may be conditioned upon reductions in price which shall be agreed upon in writing prior to delivery of any such non-conforming coal.

5.4.           Limitation of Seller’s Warranties.  Seller agrees to fully meet Buyer’s specifications for all coal provided pursuant to this Agreement.  Provided that Seller strictly complies with Buyer’s specifications, then Buyer agrees that Seller makes no other warranty, express or implied, including but not limited to, warranties of merchantability or of fitness for a particular purpose.

5.5           Buyer’s Extraordinary Termination Rights.  If Buyer is suffering damages at the Plant from (a) unit derating; (b) increased forced outage rates; or (c) other abnormal operating conditions, solely due to characteristics of the coal supplied by Seller, although the coal supplied by Seller hereunder may be meeting the quality specifications set forth in Exhibit A, Buyer shall notify Seller of the nature of the operating problem, and the specific coal characteristic(s) that is (are) causing such problem.  Buyer and Seller shall promptly undertake good faith efforts to determine if there are practical methods to eliminate or substantially mitigate any such problem and, with mutual agreement by Buyer and Seller, shall take appropriate corrective action.  If, after a period of one (1) month from the date Buyer notifies Seller of a problem with burning the coal of the quality being supplied, the parties have not reached agreement and executed a document defining a mutually acceptable way to eliminate or mitigate such problem, which agreement and execution shall not be unreasonably withheld, Buyer shall have the option of terminating this Agreement by giving written notice to Seller, with such termination to be effective one (1) month after the giving of such notice.

ARTICLE VI
DELIVERY

6.1           Deliveries.  Coal conforming to Buyer’s specifications shall be supplied to Buyer at the Plant.  Truck delivery will normally be between the hours of 6:00 A.M. and 6:00 P.M., Monday thru Friday, except during periods when the Plant is closed due to scheduled vacations, holidays, or periods of Force Majeure, unless special restricted or extended hours are mutually agreeable to Buyer and Seller. Seller shall obtain all applicable tariffs or transportation contracts for the truck movement of coal hereunder.  Buyer shall pay all transportation costs per the terms specified in this Agreement, and Seller shall bear all risk of loss until the coal is delivered to the Plant.

6.2           Rejection.  Buyer shall have the right to reject coal which does not conform to the specifications set forth in Exhibit A, on a per shipment basis.  A “shipment” is the quantity of coal delivered to Buyer on a given day, upon which ASTM sampling and analysis have been performed.  A shipment shall not exceed 2,000 tons, unless Buyer shall agree to the delivery of quantities in excess thereof.  Any shipments rejected by Buyer shall be returned to Seller, at Seller’s expense, and shall be credited against Buyer’s purchase requirements hereunder.

6.3           Redirection of Deliveries.  Buyer shall have the right to redirect the delivery of coal purchased under this Agreement to any destination other than to the Plant, so long as Buyer agrees to reimburse Seller for any additional transportation or handling costs incurred by Seller to effectuate such redirected deliveries.

6.4           Failure of Seller’s Trucks to Perform.  In the event that any person retained by Seller to deliver coal to the Plant fails to provide adequate equipment and drivers to deliver coal purchased under this Agreement, and such failure to perform shall continue for a period of thirty (30) days, Buyer may arrange for an alternate trucker to provide trucking services to make-up shortfall tonnage caused by Seller’s contracted trucker’s failure to perform.  Seller shall reimburse Buyer for trucking costs incurred to deliver such shortfall tonnage so long as the cost per ton incurred by Buyer’s alternative trucker does not exceed the price paid to Seller’s contracted trucker.

6.5           Alternate Supply Source.  The source of coal subject to this Agreement shall be determined according to the Annual Delivery Plan as detailed in Section 1.3.  Seller, with Buyer’s prior written approval, may however deliver to Buyer coal conforming to the specifications set forth in Exhibit A, from an alternate source (“Alternate Source Coal”).  Buyer shall retain the right to revoke such approval at Buyer’s discretion upon providing Seller with seven (7) days’ prior written notification.  The transportation cost for delivering Alternate Source Coal shall be determined in accordance with Section 4.1 provided that in no event will the transportation cost be greater than the delivered cost per million BTU of coal from Seller’s Mines as provided for in the Annual Delivery Plan, unless otherwise mutually agreed.

Seller shall use commercially reasonable efforts, as defined in Section 1.5, to comply with the Annual Delivery Plan.  Seller shall provide Purchaser with documentation supporting its inability to comply if such inability exceeds 15% of planned deliveries from a particular source Mine designated in the Annual Delivery Plan and the deviation from the Annual Delivery Plan results in increased transportation costs to Buyer (i.e. more deliveries from Oaktown Mine or at the Oaktown Mine rate in substitution for planned Prosperity Mine deliveries).  Without limiting the generality of the foregoing, except for pro-rata reductions applicable to all buyers in the event of a Force Majeure affecting the Prosperity Mine, Seller shall not be permitted to deviate from the Annual Delivery Plan in order to ship to another buyer all or any portion of the coal from the Prosperity Mine that is contemplated under the Annual Delivery Plan to be delivered to Buyer, where such deviation would result in any increase in overall cost to Buyer.

ARTICLE VII
MINING FACILITIES AND PRACTICES

7.1           Seller’s Warranty.  Seller shall maintain at the Mines, efficient machinery, equipment, and other facilities required to produce, prepare, supply and deliver the quality and quantity of coal contemplated by this Agreement.  Seller further agrees to operate and maintain the machinery, equipment and facilities at the Mines in accordance with good mining practices so as to efficiently produce, prepare and deliver the coal.  In addition, Seller shall conduct all operations at the Mines in compliance with any and all applicable federal, state and local laws, rules and regulations, and Seller shall observe and perform all terms and provisions of any contract or agreement with third parties relative to the recovery and sale of coal from the reserves dedicated to this Agreement.

ARTICLE VIII
FORCE MAJEURE

8.1.           General.  “Force Majeure” shall mean acts of God, acts of the public enemy, insurrections, riots, terrorism, labor disputes, strikes, lockouts, boycotts, labor and material shortages, fires, explosions, landslides, earthquakes, storms, roof falls, rib falls, cave-ins, floods, aquifers, floor conditions, breakdowns of or damage to equipment or facilities, interruptions to transportation or shortages of transportation equipment, embargoes, blockades, acts of military authorities, inability to obtain permits or authorization from any government authority, any laws, orders, rules, regulations, enforcement proceedings or other acts or restraint of governmental authority, unexpected mining conditions including unforeseen changes in the coal seam, or faults or sandstone intrusions in the coal seam, and other cause including unsafe working conditions, whether of the kind or character herein enumerated or otherwise, which is not within the control of the Party claiming excuse, whether or not foreseen or foreseeable, which wholly or partly renders the mining removal, processing or loading of all or part, of the normal output of the mine impractical or unfeasible, or renders the accepting, utilizing, unloading, or intended use of the Coal impossible, impractical or unfeasible, and which are not caused by acts or omissions of the Party failing to perform.  Settlement of labor disputes shall be deemed beyond the control and without the fault or negligence of the party experiencing such event.  A change in market conditions including the ability of Seller to sell Coal at a higher price, or Buyer to buy Coal at a lower price, whether or not foreseeable, shall not be a Force Majeure.  If such Party promptly gives notice to the other Party of the nature and estimated duration of such Force Majeure, then the obligations of the Party giving such notice and the corresponding obligations of the other Party shall be suspended to the extent made necessary by and during the continuance of such Force Majeure; provided, however, that the affected Party shall make all reasonable efforts to eliminate the cause of such Force Majeure and shall keep the other Party informed as to the continuance of the Force Majeure.  During the estimated period of time, the other Party may make arrangements to sell or purchase the estimated quantity of coal so affected for the estimated time period.

8.2           Allocation in Event of Reduced Capability.  If Force Majeure occurs and results in, or is projected to result in, (i) a reduction or limitation of Seller’s ability to supply coal from Seller’s Mine or (ii) the inability of Buyer to accept or utilize coal at the Plant, then in the case of Seller, Seller shall allocate available supplies of coal from Seller’s Mines on a pro-rata basis among its customers, or others as required by law, to the extent that its contracts with other customers give Seller the right to reduce its supply obligations as a result of the Force Majeure.  In the case of Buyer, it will spread its reduced ability to accept or utilize coal at the Plant among all its suppliers to the Plant, committed at the time the Force Majeure occurred, on a pro-rata basis to the extent that its contracts with other suppliers give Buyer the right to reduce purchase obligations as a result of the Force Majeure.  Any such allocation shall be determined on the basis of the number of tons of coal which Seller is obligated to deliver to its committed customers or Buyer are obligated to receive from its committed suppliers at the time the Force Majeure occurred.

ARTICLE IX
RIGHT TO TERMINATE AGREEMENT; SPECIFIC PERFORMANCE

9.1           Non-Exclusive Remedy.  The rights of one party or the other, or of both, to terminate this Agreement without liability, which are specifically stated in this Article and in other parts of this Agreement, are not exclusive, but are in addition to any other rights recognized at law or in equity which may accrue to one party or the other by reason of circumstances and conditions not dealt with in these specific provisions.

9.2           Force Majeure.  If a Force Majeure event prevents the delivery or purchase of more than fifty percent (50%) of the minimum tons of coal to be supplied or received during a three (3) month period or longer, then the party not suffering the Force Majeure, may, on fifteen (15) days written notice, terminate this Agreement; provided, that if the event of Force Majeure on which the right of termination was based is eliminated prior to the effective date of termination, the termination right is voided.

9.3           Change in Regulations.  In the event that Buyer determines that it either is or will be at a future date unable to burn the coal supplied under this Agreement due to the quality of the coal and legally imposed regulations, Buyer shall promptly notify Seller in writing.  The parties agree to make a good-faith effort to resolve the problem in a manner to allow Buyer to continue using Seller’s coal.  If after thirty (30) days the parties have not reached agreement on a mutually acceptable solution, then Buyer shall have the right by written notice given as early as possible to terminate this Agreement on the future date after which it cannot legally burn coal from Seller’s Mine.  Nothing herein shall be construed as requiring Buyer to incur any significant added expense or significant capital investment to (i) treat or alter the characteristics of the coal, (ii) blend the coal with any other fuel including other coal, or (iii) make any modifications to the Plant to utilize Seller’s coal.

9.4            Default.  Subject to the provisions of Article XIX, in the event of the failure of either party to comply with any material obligation of this Agreement, either party shall have the right to terminate this Agreement at any time by giving to the other fifteen (15) days’ notice in writing of its intention to so terminate, specifying in reasonable detail the nature of the default.  At the expiration of said fifteen (15) days, unless the party in default shall have cured such default, the party not in default shall have the right at its election to terminate this Agreement forthwith.  Such right to terminate shall be in addition to any other remedies at law or equity that the non-defaulting party may have against the defaulting party.

9.5           Specific Performance.  It is expressly recognized and understood between the parties that prompt and full deliveries by the Seller in accordance with this Agreement are essential to Buyer.  Therefore, the parties agree that in addition to, and not in limitation of, any and all other remedies to which Buyer may be entitled by law, Buyer shall have the right to require specific performance of this Agreement by the Seller, and Buyer shall have the right, if necessary, to enter any appropriate judicial forum and, without bond or other security, to obtain injunctions or other appropriate remedies against Seller to prevent deliveries of any coal by the Seller to any third parties while Seller is in default of or threatens default in the delivery of coal in quantities and of a quality conforming to the specifications provided in this Agreement.

ARTICLE X
INDEMNIFICATION

10.1           Scope.  The Seller agrees to indemnify, defend and hold harmless the Buyer, its affiliates, and their agents and employees from any claims, demands, loss, cost damages, expense or liability of any kind or nature, including attorneys’ fees, resulting from the performance of this Agreement or arising in any manner from any product supplied or activity required by this Agreement, unless such claim, demand, loss, cost, damage, or liability arises from the sole negligence or intentional misconduct of the Buyer.

10.2           Effect of Release.  If the Seller obtains a release from any person for damages resulting from the performance of this Agreement, it shall not affect the Buyer’s rights nor the Seller’s obligations herein.

10.3           Notice.  The Seller agrees to immediately notify the Buyer in the event any accident, injury, or damage occurs during the course of performance of this Agreement, or in the event that anyone makes any claim for damages alleged to have resulted from the performance or nonperformance of this Agreement, or from the negligence of the Seller, its agents, or employees.

ARTICLE XI
NOTICES

12.1           Notices.  Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given (i) on the date of delivery in person or transmitted by facsimile or other electronic media, (ii) one business day after delivery to an established mail service for overnight delivery, or (iii) two (2) business days after dispatch in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

If the notice is to Seller:

Randy Beck
Vectren Fuels, Inc.
One Vectren Square
Evansville, IN 47708

If the notice is to Buyer:

Southern Indiana Gas and Electric Company
Attn:  Ron Jochum
One Vectren Square
Evansville, IN 47708

With a copy to:
Ronald E. Christian
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary
Vectren Corporation
One Vectren Square
Evansville, IN 47741

ARTICLE XII
GOVERNING LAW; FORUM

13.1           Governing Law.  This Agreement and any questions concerning its validity, construction or performance shall be governed by the laws of the State of Indiana without reference to any choice of law provisions.  Any action which may be commenced based upon this Agreement, shall be brought only in the Vanderburgh Superior Court or Circuit Court, in Evansville, Vanderburgh County, Indiana.

ARTICLE XIII
RELATIONSHIP OF THE PARTIES

14.1           Relationship.  The Seller, and any person or entity performing on its behalf, shall not be an employee of the Buyer, but shall operate as and have the status solely as that of a vendor.  The Buyer shall not be required to withhold or pay FICA tax, unemployment, workers’ compensation, or other insurance or tax on behalf of the Seller, its agents or employees. The Seller shall not at any time hold itself out as an employee of Buyer. This Agreement does not create, nor shall it be deemed to create, as between Seller and Buyer any relationship other than that of vendor and purchaser.

ARTICLE XIV
ASSIGNMENT

15.1           Assignment.  Either party may assign this Agreement and its rights hereunder to its parent company, or any affiliate or subsidiary of its parent company or of itself, and only to such a party, without the consent of the other party.  Otherwise, this Agreement may not be assigned wholly or in part by either party without the written consent of the other party, which consent shall not be unreasonably withheld.  No assignment shall release the assignor from its financial responsibility hereunder, unless expressly agreed to in writing by the other party.  Subject to the foregoing limitations, all of the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors, and assigns.  Nothing stated herein shall be construed to limit Buyer’s unilateral right to resell, transfer, pledge or assign the delivery right to any coal delivered under this Agreement after Buyer takes title thereto.

ARTICLE XV
BUYER’S INSPECTION RIGHTS

16.1           Inspection.  The Buyer and its duly authorized representatives shall have the right during regular business hours to make reasonable inspections of the Seller’s records pertaining to this Agreement, which shall include Seller’s records pertaining to the quantity and quality of the coal supplied hereunder, along with shipping records relating to said coal. Buyer and its duly authorized representatives shall also at all reasonable times have the right and privilege to inspect the Mines and facilities.  The Buyer shall provide the Seller with reasonable notice before exercising any of the foregoing inspection rights. Any representative of Buyer visiting the Mines shall be safety trained, sign appropriate waivers, and sign in at the Mines’ office.

ARTICLE XVI
COMPLETE AGREEMENT AND CONFIDENTIALITY

17.1           Entire Agreement.  This Agreement contains the entire agreement between the parties hereto, and no alteration or modification thereof shall be binding unless in writing and signed by Buyer and Seller.  The titles of the Articles and Sections in this Agreement have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of the terms and provisions thereof.

17.2           Confidentiality.  Buyer and Seller agree to use reasonable efforts to maintain this Agreement (including attachments) as confidential and not to disclose, without the consent of the other party, the terms of this Agreement to any third parties (other than consultants, legal counsel, and accountants retained by a party) except in response to or to avoid the issuance of legal process; provided that the parties may, without the consent of the other party, disclose this Agreement, with the request that it be treated as confidential, in connection with securing or maintaining any permits or license, in connection with any financing of securities, complying with reporting or filing requirements with any local, state, or federal agencies, or responding to any inquiries or requests by any state, local, or federal agencies.  Neither party shall incur any monetary damage or liability to the other party for failure of or breach of the provisions of this Section 17.2.

ARTICLE XVII
HEADINGS

18.1           Headings.  The headings of the Articles and Sections of this Agreement are included only as reference and shall not limit or alter the meaning or any of the terms and conditions of this Agreement.

ARTICLE XVIII
SEVERABILITY

19.1           Severability.  The provisions of this Agreement are severable, and the invalidity or unenforceability of any one or more provision shall not affect or limit the validity of the remaining provisions. Should any particular provision be held to be unreasonable or unenforceable for any reason, then such provision shall be given effect and enforced to whatever extent would be reasonable and enforceable under the applicable law.

ARTICLE XIX
DISPUTE RESOLUTION; TERMINATION

20.1           Moratorium on Actions.  Except as otherwise specifically provided in or permitted by this Agreement, all disputes, differences of opinion, or controversies arising in connection with this Agreement shall be resolved first, by the use in good faith for a period of ten (10) days, of mutual best efforts to arrive at an agreeable resolution.  If, after negotiating in good faith for a period of ten (10) days, the parties are unable to agree upon a resolution of any such dispute, difference or controversy,  then either party shall have the right to pursue any remedies that such party may have at law or in equity.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed in their respective corporate names by their respective proper corporate officers, all as of the date first written above.

                                                              VECTREN FUELS, INC.

By: /s/ Randy L. Beck

Its: Randy L. Beck, President
(Printed Name and Title)

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY d/b/a VECTREN POWER SUPPLY, INC.

By: /s/ William Doty

Its:William Doty, President
(Printed Name and Title)

EXHIBIT A

COAL QUALITY SPECIFICATIONS

The following coal quality specifications must be met with respect to each shipment of coal prepared for daily shipment during the Term of this Agreement.  All of the following specifications are on an “as received” basis.

Coal Characteristics	Monthly Weighted Average	Penalty Threshold	Shipment Rejection Limits

Calorific value, As received	11,000 BTU/lb Min.	N/A	< 10,700 BTU/lb
% Moisture, as received	14.5% Max.	N/A	>16% Max.
% Ash, as received	2009 12 % Max. 2010, 11, 12, 13, 14 10.5% Max	+1% +1%	2009 >14% Max. 2010, 11, 12, 13, 14 >12% Max
SO2 (lb/mmBTU)	2009 7.5 lb/mmBTU Max. 2010, 11, 12, 13, 14 6.5 lb/mmBtu Max.	+.25lb/mmBTU + .25lb/mmBTU	2009 >8.0 lb/mmBTU Max. 2010, 11, 12, 13, 14 >7.0lb/mmBtu Max.
Ash Fusion, softening, H=W red	2100 deg. F Min.	N/A	2,100 deg. F Min.
Hardgrove Grindability Index	53 Min.	N/A	51.5 Min.
Nominal Size	2” x 0” Max.	N/A	2” x 0” Max.
Percent passing ¼ inch screen	50%	N/A	55%
Chlorine	.05%	N/A	Max 0.1%

The above coal quality characteristics must be met with respect to each shipment of coal prepared for daily shipment against this Agreement with such shipment not to exceed 2,000 tons.

EXHIBIT B

Penalties:
	Unit (above threshold band)	Penalty per Unit or any portion thereof (Penalty per MMBTU) above band
Ash %	1%	$.01
SO2 lb/MMBTU	.1 lb	$.01

EXAMPLE OF HOW PENALTIES WILL BE CALCULATED
		2 – Ash	3 – SO2
Hypothetical Monthly Weighted Average	A	13.2%	7.85#
Threshold Band	B	>=13%	>=7.75# (2009)
Above Threshold Band	A – (upper band limit)	.2%	.1#
# of Units or Portion Thereof Exceeding Threshold Band	C	.2	1
Penalty Per Units Above Threshold Band	D	.01	.01
Penalty Per MMBTU	C x D	.002	.01
Penalty on 3,000 tons (assumes 11,000 BTUs per lb)		$132.00	$660.00